Press Release

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES YEAR-END RESULTS
AND PARTIAL REPURCHASE OF EXCESS CAPITAL STOCK

PITTSBURGH, February 22, 2011 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for year-end and fourth quarter 2010. The Bank recorded net income of $8.3 million for the year 2010 and $21.5 million for fourth quarter. On February 23, 2011, the Bank will repurchase approximately $200 million in excess capital stock.

Operating Results
For the year ended December 31, 2010, the Bank recorded net income of $8.3 million compared to a net loss of $(37.4) million for the year ended December 31, 2009. This improvement was driven primarily by lower other-than-temporary impairment (OTTI) credit losses on the Bank’s private-label mortgage-backed securities (MBS), partially offset by lower net interest income. OTTI credit losses were $(158.4) million for the year ended December 31, 2010 compared to $(228.5) million for the full year 2009. Results for 2009 included a $(35.3) million contingency reserve charge on a litigation-related receivable.

For the fourth quarter 2010, the Bank recorded net income of $21.5 million compared to a net loss of $(5.5) million in fourth quarter 2009. This improvement was primarily due to lower OTTI credit losses on the Bank’s private-label MBS portfolio, which were $(13.1) million for fourth quarter 2010 compared to $(65.4) million for fourth quarter 2009.

“We are pleased with the improvement in our financial results, not only in higher net income, but in lower OTTI credit losses compared to last year,” said Winthrop Watson, President and Chief Executive Officer. “The partial repurchase of our members’ excess capital stock again this quarter, along with our continued support of the Affordable Housing Program, are especially gratifying aspects of improved performance.”

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601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports 2010 Results – page two

The credit portion of the Bank’s OTTI losses is based on projected losses on the collateral underlying certain of the Bank’s private-label residential MBS. Each quarter, working with the FHLBank System OTTI Governance Committee, the Bank updates its OTTI analysis to reflect loan performance and current housing market assumptions in its collateral loss projection models, which generate the forecasted losses. These assumptions include continued high unemployment, ongoing pressure on housing prices and limited refinancing opportunities for borrowers whose houses are now worth less than the balance of their mortgages.

The Bank continues to actively monitor the credit quality of its private-label MBS. The magnitude of additional OTTI charges in future periods depends on the actual performance of the underlying loan collateral as well as the Bank’s future modeling assumptions. Many factors could influence the Bank’s future modeling assumptions including economic, financial market and housing market conditions. If performance of the underlying loan collateral deteriorates and/or the Bank’s modeling assumptions become more pessimistic, the Bank could experience further losses on the portfolio.

The vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations.

Balance Sheet Highlights
Advances totaled $29.7 billion at December 31, 2010, a decrease of $11.5 billion, or 27.9%, from a balance of $41.2 billion at December 31, 2009. Advance balances have continued to decline primarily due to higher levels of member deposits and low loan demand. At December 31, 2010, total assets were $53.4 billion, a decrease of $11.9 billion, or 18.2%, from a balance of $65.3 billion at December 31, 2009. Total capital at December 31, 2010 was $4.2 billion, an increase of $447.8 million, or 12.1%, from $3.7 billion at December 31, 2009. The portion of OTTI losses previously reported as noncredit losses in accumulated other comprehensive income (loss) (AOCI) improved from $(691.5) million at December 31, 2009 to $(222.5) million at December 31, 2010. This improvement was due to paydowns and price appreciation in the private-label MBS as well as the reclassification of certain noncredit losses to credit losses during 2010. Retained earnings at December 31, 2010 were $397.3 million, up $8.3 million from $389.0 million at December 31, 2009. At December 31, 2010, the Bank had regulatory capital of $4.4 billion and exceeded all regulatory capital requirements.

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FHLBank Pittsburgh Reports 2010 Results – page three

The Bank will repurchase approximately $200 million in excess capital stock tomorrow, February 23, 2011. The amount of excess capital stock to be repurchased from any member will be the lesser of five percent of the member’s total capital stock outstanding or its excess capital stock outstanding. Decisions regarding any future repurchases of excess capital stock will be made on a quarterly basis.

On December 23, 2008, the Bank’s management and Board of Directors announced the suspension of both dividend payments and the repurchase of excess capital stock until such time as it becomes prudent to reinstate either or both. While the repurchase of excess capital stock suspension has been partially lifted again this quarter with the limited repurchase on February 23, 2011, the dividend suspension remains in effect and, therefore, no dividends were declared or paid in 2010. The Bank will continue to monitor the condition of its private-label residential MBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Detailed financial information regarding the fourth quarter and year-end 2010 results will be available in the Bank’s 2010 Form 10-K, which the Bank anticipates filing on or after March 18, 2011. Detailed financial information regarding 2009 is available in the 2009 Form 10-K, which can be accessed through the Bank’s web site at www.fhlb-pgh.com or on the SEC’s web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At December 31, 2010, it had 308 members in its district of Delaware, Pennsylvania and West Virginia and approximately $53 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, other than temporary impairment of investment securities, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products and consolidated obligations, general economic conditions (including effects on among other things, mortgage-backed securities), the level of the Bank’s retained earnings, applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock, the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), business and capital plan adjustments and amendments, legislative and regulatory actions or approvals, interest-rate volatility, our ability to appropriately manage our cost of funds and the cost-effectiveness of our funding, hedging and asset-liability management activities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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FHLBank Pittsburgh Reports 2010 Results – page four

Unaudited Condensed Statements of Condition and Operations
(in millions)

Statement of Condition	December 31, 2010	December 31, 2009
ASSETS:
Investments (1)	$18,751.7	$17,173.5
Advances	29,708.4	41,177.3
Mortgage loans held for portfolio, net	4,483.0	5,162.8
All other assets	443.6	1,777.3

Total assets	$53,386.7	$65,290.9

LIABILITIES:
Consolidated obligations, net	$47,211.4	$59,312.8
All other liabilities	2,014.4	2,265.0

Total liabilities	49,225.8	61,577.8
CAPITAL:
Total capital stock	3,986.9	4,018.0
Retained earnings	397.3	389.0
Accumulated other comprehensive loss	(223.3)	(693.9)

Total capital	4,160.9	3,713.1

Total liabilities and capital	$53,386.7	$65,290.9

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits and Federal funds sold.

	For the three months		For the year ended
	ended December 31,		December 31,
Statement of Operations	2010	2009	2010	2009
Total interest income	$237.8	$267.9	$974.6	$1,447.8
Total interest expense	173.2	203.7	741.3	1,183.8

Net interest income	64.6	64.2	233.3	264.0
Provision (benefit) for credit losses	0.3	(5.5)	(2.4)	(2.6)
Total OTTI losses	—	(68.2)	(22.6)	(1,043.7)
Portion of OTTI losses recognized in other comprehensive loss	(13.1)	2.8	(135.8)	815.2

Net OTTI losses	(13.1)	(65.4)	(158.4)	(228.5)
All other income (loss)	(5.5)	7.8	2.3	(11.2)
All other expense	21.2	17.6	68.3	64.3

Income (loss) before assessments	24.5	(5.5)	11.3	(37.4)
Affordable Housing Program	0.9	—	0.9	—
REFCORP	2.1	—	2.1	—

Total assessments	3.0	—	3.0	—
Net income (loss)	$21.5	$(5.5)	$8.3	$(37.4)